Exhibit 99.1

For Immediate Release:

TIME WARNER REPORTS RESULTS FOR
2004 FULL YEAR AND FOURTH QUARTER

NEW YORK, February 4, 2005 – Time Warner Inc. (NYSE:TWX) today reported financial results for its full year and fourth quarter ended December 31, 2004.

In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “I’m pleased that we posted such an impressive year in 2004. Our financial performance was strong, meeting or exceeding all of our full-year objectives, and greatly enhancing our flexibility. Our revenues increased $2.5 billion, or 6%, over the prior year. Our Adjusted Operating Income before Depreciation and Amortization climbed 13%, with all of our segments growing double-digits. Once again, we expect our Free Cash Flow to lead the industry, totaling $3.3 billion, which helped us reduce net debt by $6.5 billion in 2004.

“During the year, we continued to run our businesses best in class. For example, our studios once more ranked #1 in global box office and home video, while TNT and TBS finished the year as the top two ad-supported cable networks in the delivery of key audiences. In addition, we’re prudently investing to extend the competitive leadership of our businesses. For example, Time Warner Cable deployed Digital Phone in all of its divisions. Time Inc. launched four magazines to build on its undisputed leadership of the magazine publishing industry worldwide. And America Online acquired Advertising.com to help it better monetize its vast online audience.

“We plan to build on these successes over the coming year. My 2005 goal is to extend our competitive leadership, while continuing to deliver strong financial results. With our expanding financial and strategic flexibility, we’ll look at investments that build on our current competencies, deliver attractive returns and enable us to take advantage of exciting growth opportunities.”

Full-Year Results

Revenues rose 6% over 2003 to $42.1 billion, reflecting increases at each of the Company’s reporting segments.

Adjusted Operating Income before Depreciation and Amortization climbed to $9.9 billion, up 13% from $8.7 billion in the prior year, driven by double-digit increases across all segments. These results exclude the impact of $510 million in legal reserves related to the government investigations, as well as asset impairments and gains and losses on asset sales (See Performance of Segments). Operating Income improved 17% to $6.2 billion in 2004 from $5.3 billion in 2003.

Cash Provided by Operations was $6.6 billion, and Free Cash Flow was $3.3 billion (representing a 33% conversion rate of Adjusted Operating Income before Depreciation and Amortization), including such fourth-quarter items as an accelerated $310 million contribution to pension plans initially planned for 2005 and a $210 million payment related to the settlement with the Department of Justice.

As of December 31, Net Debt totaled $16.2 billion, down $6.5 billion from $22.7 billion at the start of 2004.

Diluted Income per Common Share before discontinued operations and cumulative effect of accounting change was $0.68 for both the years ended December 31, 2004 and 2003. The current- and prior-year amounts included certain items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to decrease the current-year results by $0.01 and raise prior-year results by $0.23 per diluted common share.

Fourth-Quarter Results

Revenues climbed $206 million over the prior-year quarter to $11.1 billion, led by increases at the Cable and Networks segments.

Adjusted Operating Income before Depreciation and Amortization rose 3% to $2.4 billion, with growth at all of the segments except Filmed Entertainment. Operating Income improved 7% to $1.6 billion.

Diluted Income per Common Share before discontinued operations and cumulative effect of accounting change was $0.24 for both the three months ended December 31, 2004 and 2003. The current- and prior-year amounts included certain items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to increase the current-year results by $0.04 and raise prior-year results by $0.09 per diluted common share.

Performance of Segments

The schedules below reflect Time Warner’s performance for the three months and full year ended December 31, by line of business (in millions):

Three Months and Twelve Months Ended December 31:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
AOL	$2,183	$2,156	$8,692	$8,598
Cable	2,204	2,003	8,484	7,699
Filmed Entertainment	3,272	3,378	11,853	10,967
Networks	2,293	2,168	9,054	8,434
Publishing	1,639	1,633	5,565	5,533
Intersegment Eliminations	(481)	(434)	(1,559)	(1,668)

Total Revenues	$11,110	$10,904	$42,089	$39,563

Adjusted Operating Income before Depreciation and Amortization (a):
AOL (b)	$326	$301	$1,762	$1,505
Cable	887	797	3,278	2,992
Filmed Entertainment (c)	284	389	1,474	1,312
Networks (d)	663	602	2,701	2,246
Publishing (e)	405	376	1,188	1,083
Corporate (f)	(119)	(102)	(510)	(424)
Intersegment Eliminations	(18)	(3)	(22)	(17)

Total Adjusted Operating Income Before Depreciation and Amortization (a)	$2,428	$2,360	$9,871	$8,697

Operating Income:
AOL (b)	$120	$110	$934	$662
Cable	497	377	1,764	1,531
Filmed Entertainment (c)	201	313	1,157	1,063
Networks (d)	602	545	2,461	1,809
Publishing (e)	341	261	934	664
Corporate (f)	(140)	(111)	(1,063)	(458)
Intersegment Eliminations	(18)	(3)	(22)	(17)

Total Operating Income	$1,603	$1,492	$6,165	$5,254

(a)	Adjusted Operating Income before Depreciation and Amortization excludes the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations and legal reserves that may be established in connection with the pending securities litigation. Refer to reconciliation of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on pages 17 and 18. Operating Income includes these items in their respective periods.

(b)	For the three and twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excludes a $7 million gain on the sale of Netscape Security Solutions; for the twelve months ended December 31, 2004, it also excludes a $13 million gain on the sale of AOL Japan and a $10 million non-cash impairment related to a building being held for sale. Operating Income includes these items in their respective periods.

(c)	For the twelve months ended December 31, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a $43 million gain related to the sale of consolidated cinemas in the UK. Operating Income includes this amount in the period.

(d)	For the twelve months ended December 31, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a non-cash impairment of $219 million in intangible assets related to the winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team); for the twelve months ended December 31, 2004, it excludes an approximate $7 million loss related to the sale of the winter sports teams. Operating Income includes these items in their respective periods.

(e)	For the twelve months ended December 31, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a non-cash impairment of $99 million in goodwill and intangible assets related to the Time Warner Book Group and a $29 million loss on the sale of Time Life; for the twelve months ended December 31, 2004, it excludes an $8 million gain related to the sale of a building. Operating Income includes these items in their respective periods.

(f)	For the three and twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excludes the impact of $10 million and $510 million, respectively, in legal reserves related to the government investigations. Operating Income includes these items in their respective periods.

Presented below is a discussion of Time Warner’s business segments for the fourth quarter and full year 2004. Unless otherwise noted, the dollar amounts noted in parentheses represent year-over-year changes.

AOL (America Online)

Full-Year Results

Revenues rose 1% ($94 million) to $8.7 billion. These results represent a 28% increase ($220 million) in Advertising revenues, offset partially by a 2% decline ($116 million) in Subscription revenues. Growth in Advertising came from a 51% increase ($102 million) in domestic paid search and a $33 million increase from AOL Europe, as well as revenues from the Advertising.com acquisition ($97 million), which was acquired on August 2. The decrease in Subscription revenues reflects a decline in domestic revenues ($370 million) due to the decrease in membership and an increase in value-added taxes in Europe ($64 million). Included in revenues was an increase of $168 million from changes in foreign currency exchange rates.

Adjusted Operating Income before Depreciation and Amortization climbed 17% ($257 million) to $1.8 billion, benefiting from a reduction in network expenses ($669 million) and higher Advertising revenues, offset partially by lower domestic Subscription revenues, and higher marketing and other expenses. The current and prior year reflected restructuring charges of $50 million and $52 million, respectively.

Operating Income grew 41% ($272 million) to $934 million, benefiting primarily from the increase in Adjusted Operating Income before Depreciation and Amortization.

Fourth-Quarter Results

Revenues rose 1% ($27 million) to $2.2 billion. Adjusted Operating Income before Depreciation and Amortization climbed 8% ($25 million) to $326 million. The current- and prior-year quarters reflected restructuring charges of $52 million and $22 million, respectively. The current year period also included a $56 million reserve reversal related to the extension of the moratorium on taxes pursuant to the Internet Tax Nondiscrimination Act. Operating Income grew 9% ($10 million) to $120 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization and a $7 million gain on the sale of the Netscape Security Solutions business, offset partly by higher depreciation expense.

Highlights

At December 31, the AOL service totaled 22.2 million domestic members, a decline of 464,000 from the prior quarter and a decrease of 2.0 million from the year-ago quarter. In Europe, the AOL service had 6.3 million members, an increase of 9,000 from the previous quarter and a decrease of 49,000 from last year’s quarter.

CABLE (Time Warner Cable)

Full-Year Results

Revenues grew 10% ($785 million) to $8.5 billion, representing a 10% increase ($736 million) in Subscription revenues and an 11% rise ($49 million) in Advertising revenues. Driving Subscription revenues were increases of 24% ($338 million) in high-speed data revenues and 25% ($131 million)

in enhanced digital video service revenues, as well as higher basic cable rates. Average monthly revenue per basic cable subscriber climbed 11% to about $76.

Operating Income before Depreciation and Amortization rose 10% ($286 million) to $3.3 billion, benefiting from the growth in revenues, offset in part by a 12% increase in programming expenses ($204 million), higher marketing and general operating expenses for new services and a legal settlement of $34 million related to the Urban Cable joint venture. The current year also included net losses of approximately $45 million related to the roll-out of the new Digital Phone service.

Operating Income climbed 15% ($233 million) to $1.8 billion, due to the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation and amortization expenses ($53 million).

Fourth-Quarter Results

Revenues rose 10% ($201 million) to $2.2 billion. Operating Income before Depreciation and Amortization grew 11% ($90 million) to $887 million. The prior-year quarter reflected restructuring charges of $15 million. Operating Income climbed 32% ($120 million) to $497 million.

Highlights

At December 31, Time Warner Cable managed 10.9 million basic video cable subscribers, which included nearly 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers declined 14,000 in the quarter and 35,000 for the full year. Digital video subscribers climbed 124,000 in the quarter and 457,000 for the full year for a total of 4.8 million, which represented 44% of basic video cable subscribers. Digital Video Recorder subscribers increased 153,000 during the quarter and 493,000 for the full year to 862,000 subscribers. Subscription Video-On-Demand subscribers rose 171,000 in the quarter and 595,000 for the full year for a total of 1.5 million subscribers. Penetration rates for Digital Video Recorder services and Subscription Video-On-Demand services reached 18% and 32% of digital video customers, respectively.

Residential high-speed data subscribers grew by 197,000 during the quarter and 685,000 for the full year for a total of 3.9 million, representing 21% of service-ready homes passed. Time Warner Cable has commercially deployed Digital Phone to all 31 of its divisions and ended the year with 220,000 digital phone subscribers.

FILMED ENTERTAINMENT (Warner Bros. Entertainment and New Line Cinema)

Full-Year Results

Revenues rose 8% ($886 million) to $11.9 billion, driven by higher television licensing fees, led by third-cycle syndication sales of Seinfeld, as well as growth in television and theatrical home video revenues, and the strong international theatrical performances of Warner Bros.’ Harry Potter and the Prisoner of Azkaban, Troy and The Last Samurai and overages from New Line’s The Lord of the Rings: The Return of the King. These increases were offset partly by difficult comparisons to the prior-year domestic theatrical results.

Adjusted Operating Income before Depreciation and Amortization grew 12% ($162 million) to $1.5 billion, due primarily to higher contributions from television and theatrical operations, including lower film valuation adjustments. This growth was offset in part by a lower contribution from consumer products.

Operating Income improved 9% ($94 million) to $1.2 billion, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization, offset partially by the absence of a $43 million gain on an asset sale in the prior year and higher depreciation and amortization expenses.

Fourth-Quarter Results

Revenues decreased 3% ($106 million) to $3.3 billion. Operating Income before Depreciation and Amortization declined 27% ($105 million) to $284 million. Operating Income decreased 36% ($112 million) to $201 million, driven by the decline in Operating Income before Depreciation and Amortization and an increase in depreciation expense.

Highlights

For the fourth consecutive year, Warner Home Video captured an industry-leading 19.7% share of 2004 home video sales and rentals in the US – ranking #1 in DVD sales and rentals. Notable home video releases included Warner Bros.’ Harry Potter and the Prisoner of Azkaban, The Matrix Revolutions and The Last Samurai, as well as New Line’s The Lord of the Rings: The Return of the King and Elf.

For the fourth consecutive year, the Company’s film studios combined for the #1 position in global box office, with Warner Bros. Pictures International becoming the first studio ever to surpass $2 billion in one year at the overseas box office. In domestic box office, Warner Bros. and New Line generated $1.2 billion and $388 million, respectively, for a combined industry-leading share of 17.4% in 2004.

At the 62nd Annual Golden Globe Awards, Warner Bros. Pictures collected five awards. The Aviator won three, the most for a theatrical film, and Million Dollar Baby earned two. The Sea Inside from New Line’s Fine Line Features and Warner Bros. Television’s Nip/Tuck each took home one Golden Globe. Last week, Warner Bros. set a record for its most ever Academy Award nominations with 30 — leading all of the other studios — including 11 nominations for The Aviator, seven for Million Dollar Baby and three each for The Polar Express and The Phantom of the Opera. New Line’s Fine Line Features earned six nominations, with three for Vera Drake, two for The Sea Inside and one for Maria Full of Grace (with HBO Films).

NETWORKS (Turner Broadcasting, HBO and The WB Network)

Full-Year Results

Revenues rose 7% ($620 million) to $9.1 billion, benefiting from growth in both Subscription and Advertising revenues. Subscription revenues climbed 10% ($470 million), due to higher rates and increased subscribers at Turner and HBO. The 8% growth ($220 million) in Advertising revenues includes an 11% increase at the Turner networks, while The WB Network was flat. Offsetting this growth in part were declines in Content and Other revenues ($70 million), due mainly to lower revenues related to the sale of Turner’s winter sports teams ($83 million).

Adjusted Operating Income before Depreciation and Amortization increased 20% ($455 million) to $2.7 billion. Higher Subscription and Advertising revenues and lower bad debt expenses ($110 million – primarily related to certain cable operators) were offset partly by higher programming and marketing expenses. The prior year included $21 million in restructuring charges.

Operating Income rose 36% ($652 million) to $2.5 billion, reflecting the increase in Adjusted Operating Income before Depreciation and Amortization and the absence of the prior year’s $219 million in impairment charges, offset partially by higher depreciation expense.

Fourth-Quarter Results

Revenues grew 6% ($125 million) to $2.3 billion. Operating Income before Depreciation and Amortization increased 10% ($61 million) to $663 million. Operating Income rose 10% ($57 million) to $602 million, reflecting the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense.

Highlights

Once again among advertising-supported cable networks, TNT won the cable ratings crown – sweeping adults 18-49 and 25-54 in prime time and in total day. In 2004, TNT delivered more adults 25-54 in total day and prime time than any other advertising-supported cable network in history. TBS, re-branded as “very funny” in 2004, ranked #1 in adults 18-34 in total day, setting an advertising-supported cable record.

HBO earned four Golden Globe awards – the most of any television network – with two for The Life and Death of Peter Sellers, including Best Mini-Series or Motion Picture Made for Television, and one each for Deadwood and Iron Jawed Angels.

Last week, HBO received seven Academy Award nominations, including three for Best Documentary Short Subject, two for Best Documentary Feature and two for Best Foreign Language Film (sharing the Maria Full of Grace nomination with New Line’s Fine Line Features).

PUBLISHING (Time Inc.)

Full-Year Results

Revenues grew 1% ($32 million) to $5.6 billion, reflecting a 9% increase ($233 million) in Advertising revenues – driven by growth at Real Simple, Time, In Style, Sports Illustrated, Fortune and Entertainment Weekly – as well as a 5% rise ($82 million) in Subscription revenues and higher Content revenues, led by the Time Warner Book Group, offset largely by the absence of revenues from Time Life following last year’s sale of the business ($352 million in 2003). Included in 2004 Revenues was an increase of $91 million from changes in foreign currency exchange rates.

Adjusted Operating Income before Depreciation and Amortization climbed 10% ($105 million) to $1.2 billion, due primarily to growth in revenues and the absence of the prior-year’s loss at Time Life ($72 million), offset partly by incremental start-up losses associated with the launch of new magazines ($44 million).

Operating Income rose 41% ($270 million) to $934 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization and the absence of the prior-year’s $99 million in impairment charges and $29 million loss on the sale of Time Life, as well as lower amortization expense.

Fourth-Quarter Results

Revenues were essentially flat at $1.6 billion. Adjusted Operating Income before Depreciation and Amortization rose 8% ($29 million) to $405 million. Operating Income climbed 31% ($80 million) to $341 million, driven by the increase in Adjusted Operating Income before Depreciation and Amortization and the absence of the prior-year loss on the sale of Time Life ($29 million), as well as lower amortization expense.

Highlights

During the year, Time Inc. launched four magazines, including All You, Cottage Living, Nuts and the re-launch of Life.

Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2004 industry-leading share of overall domestic advertising revenues was 24.2%, nearly an all-time high.

The Time Warner Book Group added 16 titles to The New York Times bestseller list this quarter, bringing the 2004 total to 58. Major new titles in the quarter included James Patterson’s London Bridges and Nelson DeMille’s Night Fall. In addition, Jon Stewart’s America (The Book): A Citizen’s Guide to Democracy has been on the bestseller list for the past 17 weeks.

Consolidated Reported Net Income and Per Share Results

Full-Year Results

For the year ended December 31, 2004, the Company reported Net Income of $3.4 billion, or $0.72 per diluted common share. This compares to 2003 Net Income of $2.6 billion, or $0.57 per diluted common share.

For the year ended December 31, 2004, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $3.2 billion, or $0.68 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2003 of $3.1 billion, or $0.68 per diluted common share.

Certain pre-tax items in the current year amount affected comparability, including $510 million in legal reserves related to the government investigations, a $10 million impairment related to a building being held for sale at America Online and an approximate $7 million loss on the sale of Turner’s winter sports teams, offset in part by a $50 million gain related to an increase in fair value of the option in Warner Music Group and gains of $13 million, $8 million and $7 million on the sales of AOL Japan, a Time Inc. building, and America Online’s Netscape Security Solutions business, respectively. The current year also included $424 million in pre-tax net investment gains, which includes $188 million, $113 million and $44 million related to the sale of investments in Google, VIVA and Gateway, respectively, as well as a $110 million tax benefit associated with the realization of net capital loss carryforwards.

Certain pre-tax items in the prior-year amount similarly affected comparability, including $593 million of gains related to certain investments, principally the sale of the Company’s interest in Comedy Central of $513 million, a gain of $760 million associated with the Microsoft settlement and a $43 million gain on the sale of Warner Bros. Entertainment’s consolidated cinemas in the UK, offset partly by a total of $318 million in non-cash impairments of goodwill and intangible assets at the Networks and Publishing segments, as well as a $29 million loss on the sale of Time Life. The prior-year amount also included a $450 million tax benefit associated with the realization of net capital loss carryforwards.

In aggregate, the items noted above had the net effect of decreasing the current year’s Net Income by $16 million (net of taxes) or $0.01 per diluted common share and increasing the previous period’s net income by $1.1 billion (net of taxes) or $0.23 per diluted common share. Excluding such items, the growth in Net Income and Diluted Net Income per Share was driven primarily by an increase in Operating Income, lower interest expense and improved results from equity investees, offset partly by a higher tax provision.

Fourth-Quarter Results

For the three months ended December 31, 2004, the Company reported Net Income of $1.1 billion, or $0.24 per diluted common share. This compares to Net Income in the 2003 comparable quarter of $639 million, or $0.14 per diluted common share.

For the three months ended December 31, 2004, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.1 billion, or $0.24 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2003 of $1.1 billion, or $0.24 per diluted common share.

Certain pre-tax items in the current year amount affected comparability, including $82 million in net gains, primarily due to a $44 million gain on the sale of the Gateway investment, a $50 million gain related to an increase in fair value of the option in Warner Music Group and a $7 million gain on the sale of America Online’s Netscape Security Solutions business, offset partly by an additional $10 million in legal reserves related to the government investigations. The current-year amount also included a $110 million tax benefit associated with the realization of net capital loss carryforwards.

Certain pre-tax items in the prior-year quarter’s amount similarly affected comparability, including a $29 million loss on the sale of Time Life and $18 million in net investment losses. The prior-year amount also included a $450 million tax benefit associated with the realization of net capital loss carryforwards.

In aggregate, the items noted above had the net effect of increasing the current year’s Net Income by $185 million (net of taxes) or $0.04 per diluted common share and increasing the previous period’s net income by $423 million (net of taxes) or $0.09 per diluted common share. Excluding such items, the growth in Net Income and Diluted Net Income per Share was driven primarily by an increase in Operating Income, lower interest expense, improved results from equity investees, and a lower tax provision primarily resulting from the release of certain tax reserves and related interest, as well as additional benefits associated with certain foreign source income recognized with the finalization of prior year tax fillings.

Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations, and legal reserves that may be established in connection with the pending securities litigation (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and

Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Information on Business Outlook Release and Earnings Conference Call

In a separate release issued today, Time Warner Inc. provided its 2005 full-year business outlook.

The Company’s earnings conference call can be heard live at 9 am ET on Friday, February 4, 2005. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	John Martin (212) 484-6579
Mia Carbonell (212) 484-6684	Jim Burtson (212) 484-8719
Kelli Turner (212) 484-8269

# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	December 31,
	2004	2003
	(millions, except
	per share amounts)
ASSETS
Current assets
Cash and equivalents	$6,139	$3,040
Restricted cash	150	—
Receivables, less allowances of $2.109 and $2.079 billion	5,512	4,908
Inventories	1,737	1,390
Prepaid expenses and other current assets	1,101	1,255
Current assets of discontinued operations	—	1,675

Total current assets	14,639	12,268

Noncurrent inventories and film costs	4,415	4,465
Investments, including available-for-sale securities	4,703	3,770
Property, plant and equipment	13,094	12,559
Intangible assets subject to amortization	3,892	4,229
Intangible assets not subject to amortization	39,656	39,656
Goodwill	39,667	39,459
Other assets	3,273	2,742
Noncurrent assets of discontinued operations	—	2,632

Total assets	$123,339	$121,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,494	$1,629
Participations payable	2,579	1,955
Royalties and programming costs payable	1,018	1,022
Deferred revenue	1,497	1,731
Debt due within one year	1,672	2,287
Other current liabilities	6,313	6,097
Current liabilities of discontinued operations	51	1,574

Total current liabilities	14,624	16,295

Long-term debt	20,703	23,458
Deferred income taxes	14,943	12,655
Deferred revenue	905	955
Mandatorily convertible preferred stock	1,500	1,500
Other liabilities	4,341	4,452
Noncurrent liabilities of discontinued operations	38	901
Minority interests	5,514	5,351

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 105.7 and 171.2 million shares outstanding in each period	1	2
Time Warner common stock, $0.01 par value, 4.483 and 4.365 billion shares outstanding	45	44
Paid-in capital	156,252	155,579
Accumulated other comprehensive income (loss), net	106	(415)
Accumulated deficit	(95,633)	(98,997)

Total shareholders’ equity	60,771	56,213

Total liabilities and shareholders’ equity	$123,339	$121,780

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(millions, except per share amounts)
Revenues:
Subscriptions	$5,438	$5,245	$21,605	$20,448
Advertising	2,016	1,742	6,955	6,180
Content	3,348	3,507	12,350	11,446
Other	308	410	1,179	1,489

Total revenues	11,110	10,904	42,089	39,563

Costs of revenues	(6,489)	(6,452)	(24,449)	(23,422)
Selling, general and administrative	(2,804)	(2,684)	(10,300)	(9,834)
Amortization of intangible assets	(159)	(210)	(626)	(640)
Legal reserves related to the government investigations	(10)	—	(510)	—
Restructuring costs	(52)	(37)	(50)	(109)
Asset impairments	—	—	(10)	(318)
Gains (losses) on disposal of assets, net	7	(29)	21	14

Operating income	1,603	1,492	6,165	5,254

Interest expense, net	(374)	(415)	(1,533)	(1,734)
Other income (expense), net	153	(40)	521	1,210
Minority interest expense, net	(74)	(39)	(246)	(214)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,308	998	4,907	4,516
Income tax benefit (provision)	(187)	107	(1,698)	(1,370)

Income before discontinued operations and cumulative effect of accounting change	1,121	1,105	3,209	3,146
Discontinued operations, net of tax	6	(466)	121	(495)

Income before cumulative effect of accounting change	1,127	639	3,330	2,651
Cumulative effect of accounting change	—	—	34	(12)

Net income	$1,127	$639	$3,364	$2,639

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.24	$0.24	$0.70	$0.70

Discontinued operations	0.01	(0.10)	0.03	(0.11)
Cumulative effect of accounting change	—	—	0.01	—

Basic net income per common share	$0.25	$0.14	$0.74	$0.59

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.24	$0.24	$0.68	$0.68
Discontinued operations	—	(0.10)	0.03	(0.11)
Cumulative effect of accounting change	—	—	0.01	—

Diluted net income per common share	$0.24	$0.14	$0.72	$0.57

Average basic common shares	4,576.4	4,525.6	4,560.2	4,506.0

Average diluted common shares	4,706.8	4,669.6	4,694.7	4,623.7

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31,
(Unaudited)

	2004	2003
	(millions)
OPERATIONS

Net income(a)	$3,364	$2,639
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change	(34)	12
Depreciation and amortization	3,207	3,139
Amortization of film costs	2,925	2,584
Asset impairments	10	318
Loss on writedown of investments	15	212
Gain on sale of investments, net	(447)	(810)
Equity in losses of investee companies and cash distributions	20	154

Changes in operating assets and liabilities, net of acquisitions (b)	(2,444)	(2,492)
Adjustments relating to discontinued operations	2	845

Cash provided by operations	6,618	6,601

INVESTING ACTIVITIES

Investments and acquisitions, net of cash acquired	(877)	(570)
Investments and acquisitions from discontinued operations	—	(52)
Capital expenditures and product development costs from continuing operations	(3,024)	(2,761)
Capital expenditures from discontinued operations	—	(126)
Investment proceeds from available-for-sale securities	532	1,079
Investment proceeds from discontinued operations	—	1,056
Other investment proceeds	2,866	1,451

Cash provided (used) by investing activities	(503)	77

FINANCING ACTIVITIES

Borrowings	1,631	2,492
Debt repayments	(4,834)	(7,230)
Redemption of redeemable preferred securities of subsidiary	—	(813)
Proceeds from exercise of stock options	353	372
Principal payments on capital leases	(191)	(178)
Other	25	(11)

Cash used by financing activities	(3,016)	(5,368)

INCREASE IN CASH AND EQUIVALENTS	3,099	1,310

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,040	1,730

CASH AND EQUIVALENTS AT END OF PERIOD	$6,139	$3,040

(a)	Includes net income from discontinued operations of $121 million for the year ended December 31, 2004 and a net loss of $495 million for the year ended December 31, 2003.

(b)	2004 includes $510 million in legal reserves related to the government investigations.

See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)

Three Months Ended December 31, 2004

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL(a)	$333	$(164)	$(49)	$120
Cable	887	(370)	(20)	497
Filmed Entertainment	284	(29)	(54)	201
Networks	663	(57)	(4)	602
Publishing	405	(32)	(32)	341
Corporate(b)	(129)	(11)	—	(140)
Intersegment elimination	(18)	—	—	(18)

Total	$2,425	$(663)	$(159)	$1,603

Three Months Ended December 31, 2003

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL	$301	$(141)	$(50)	$110
Cable	797	(369)	(51)	377
Filmed Entertainment	389	(23)	(53)	313
Networks	602	(51)	(6)	545
Publishing(c)	347	(36)	(50)	261
Corporate	(102)	(9)	—	(111)
Intersegment elimination	(3)	—	—	(3)

Total	$2,331	$(629)	$(210)	$1,492

(a)	Operating Income before Depreciation and Amortization and Operating Income include a gain of $7 million related to the sale of Netscape Security Solutions.

(b)	Operating Income before Depreciation and Amortization and Operating Income include $10 million in legal reserves related to the government investigations.

(c)	Operating Income before Depreciation and Amortization and Operating Income include a $29 million loss on the sale of Time Life.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)

Year Ended December 31, 2004

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL(a)	$1,772	$(662)	$(176)	$934
Cable	3,278	(1,438)	(76)	1,764
Filmed Entertainment	1,474	(104)	(213)	1,157
Networks(b)	2,694	(212)	(21)	2,461
Publishing(c)	1,196	(122)	(140)	934
Corporate(d)	(1,020)	(43)	—	(1,063)
Intersegment elimination	(22)	—	—	(22)

Total	$9,372	$(2,581)	$(626)	$6,165

Year Ended December 31, 2003

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL	$1,505	$(668)	$(175)	$662
Cable	2,992	(1,403)	(58)	1,531
Filmed Entertainment(e)	1,355	(86)	(206)	1,063
Networks(b)	2,027	(192)	(26)	1,809
Publishing(c)	955	(116)	(175)	664
Corporate	(424)	(34)	—	(458)
Intersegment elimination	(17)	—	—	(17)

Total	$8,393	$(2,499)	$(640)	$5,254

(a)	Operating Income before Depreciation and Amortization and Operating Income include a $10 million impairment of a building held for sale in Virginia, a $13 million gain from asset disposals related to the sale of AOL Japan and a $7 million gain related to the sale of Netscape Security Solutions.

(b)	Operating Income before Depreciation and Amortization and Operating Income in 2004 include an approximate $7 million loss on the finalization of the winter sports teams sale. Operating Income before Depreciation and Amortization and Operating Income in 2003 include a $219 million impairment of intangible assets related to the winter sports teams.

(c)	Operating Income before Depreciation and Amortization and Operating Income in 2004 include an $8 million gain on the sale of a building located in Virginia. Operating Income before Depreciation and Amortization and Operating Income in 2003 include a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group, and a $29 million loss on the sale of Time Life.

(d)	Operating Income before Depreciation and Amortization and Operating Income include $510 million in legal reserves related to the government investigations.

(e)	Operating Income before Depreciation and Amortization and Operating Income include a $43 million gain related to the sale of consolidated cinemas in the UK.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)

Three Months Ended December 31, 2004

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	before Depreciation	Asset	Government	From	before Depreciation
	and Amortization	Impairments	Investigations	Asset Disposals	and Amortization
AOL(a)	$326	$—	$—	$7	$333
Cable	887	—	—	—	887
Filmed Entertainment	284	—	—	—	284
Networks	663	—	—	—	663
Publishing	405	—	—	—	405
Corporate(b)	(119)	—	(10)	—	(129)
Intersegment elimination	(18)	—	—	—	(18)

Total	$2,428	$—	$(10)	$7	$2,425

Three Months Ended December 31, 2003

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	before Depreciation	Asset	Government	From	before Depreciation
	and Amortization	Impairments	Investigations	Asset Disposals	and Amortization
AOL	$301	$—	$—	$—	$301
Cable	797	—	—	—	797
Filmed Entertainment	389	—	—	—	389
Networks	602	—	—	—	602
Publishing(c)	376	—	—	(29)	347
Corporate	(102)	—	—	—	(102)
Intersegment elimination	(3)	—	—	—	(3)

Total	$2,360	$—	$—	$(29)	$2,331

(a)	Operating Income before Depreciation and Amortization includes a gain of $7 million related to the sale of Netscape Security Solutions.

(b)	Operating Income before Depreciation and Amortization includes $10 million in legal reserves related to the government investigations.

(c)	Operating Income before Depreciation and Amortization includes a $29 million loss on the sale of Time Life.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)

Year Ended December 31, 2004

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	before Depreciation	Asset	Government	From	before Depreciation
	and Amortization	Impairments	Investigations	Asset Disposals	and Amortization
AOL(a)	$1,762	$(10)	$—	$20	$1,772
Cable	3,278	—	—	—	3,278
Filmed Entertainment	1,474	—	—	—	1,474
Networks(b)	2,701	—	—	(7)	2,694
Publishing(c)	1,188	—	—	8	1,196
Corporate(d)	(510)	—	(510)	—	(1,020)
Intersegment elimination	(22)	—	—	—	(22)

Total	$9,871	$(10)	$(510)	$21	$9,372

Year Ended December 31, 2003

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	before Depreciation	Asset	Government	From	before Depreciation
	and Amortization	Impairments	Investigations	Asset Disposals	and Amortization
AOL	$1,505	$—	$—	$—	$1,505
Cable	2,992	—	—	—	2,992
Filmed Entertainment(e)	1,312	—	—	43	1,355
Networks(b)	2,246	(219)	—	—	2,027
Publishing(c)	1,083	(99)	—	(29)	955
Corporate	(424)	—	—	—	(424)
Intersegment elimination	(17)	—	—	—	(17)

Total	$8,697	$(318)	$—	$14	$8,393

(a)	Operating Income before Depreciation and Amortization includes a $10 million impairment of a building held for sale in Virginia, a $13 million gain related to the sale of AOL Japan and a $7 million gain related to the sale of Netscape Security Solutions.

(b)	Operating Income before Depreciation and Amortization in 2004 includes an approximate $7 million loss on the finalization of the winter sports teams sale. Operating Income before Depreciation and Amortization in 2003 includes a $219 million impairment of intangible assets related to the winter sports teams.

(c)	Operating Income before Depreciation and Amortization in 2004 includes an $8 million gain on the sale of a building located in Virginia. Operating Income before Depreciation and Amortization in 2003 includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group, and a $29 million loss on the sale of Time Life.

(d)	Operating Income before Depreciation and Amortization includes $510 million in legal reserves related to the government investigations.

(e)	Operating Income before Depreciation and Amortization includes a $43 million gain related to the sale of consolidated cinemas in the UK.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

Time Warner evaluates operating performance based on several factors, including Free Cash Flow, which is defined as cash provided by operations less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Cash provided by operations	$1,230	$1,406	$6,618	$6,601
Less discontinued operations:
Net (income) loss	(6)	466	(121)	495
Other changes	13	(377)	(2)	(845)

Cash provided by continuing operations	1,237	1,495	6,495	6,251
Capital expenditures and product development costs from continuing operations	(1,003)	(916)	(3,024)	(2,761)
Principal payments on capital leases	(43)	(73)	(191)	(178)

Free Cash Flow	$191	$506	$3,280	$3,312

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business, Update on Status of Government Investigations, and Basis of Presentation

Description of Business

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company. Time Warner classifies its business interests into five business segments: AOL, consisting principally of interactive services; Cable, consisting principally of interests in cable systems that provide video programming, high-speed data and Digital Phone services; Filmed Entertainment, consisting principally of feature film, television and home video production and distribution; Networks, consisting principally of cable television and broadcast networks; and Publishing, consisting principally of magazine and book publishing.

Update on Status of Government Investigations and Restatement of Financial Statements

As announced on December 15, 2004, the Company and its subsidiary, America Online, Inc. (“AOL”), have reached a definitive agreement with the U.S. Department of Justice (“DOJ”) that resolves the DOJ’s investigation of the Company. The Company also announced that it has proposed a settlement to the staff of the Securities and Exchange Commission (“SEC”) that the staff has agreed, subject to agreement on appropriate documentation, to recommend to the SEC Commissioners.

Under the terms of the settlement in connection with the investigation of the DOJ, the DOJ filed a criminal complaint against AOL for the conduct of certain employees in connection with securities fraud by PurchasePro.com, but the DOJ will defer prosecution of AOL. After two years, provided the Company fulfills its obligations under the agreement, the DOJ will dismiss the criminal complaint filed against AOL. In addition, the DOJ will not prosecute the Company or AOL for conduct relating to certain other transactions entered into by AOL or the Company from July 1, 1999, including transactions that were the subject of the DOJ or SEC investigations.

In connection with the settlement with the DOJ, in December 2004, the Company paid a penalty of $60 million and established a $150 million fund, which the Company may use to settle related securities litigation. The fund is reflected as restricted cash on the Company’s accompanying consolidated balance sheet as of December 31, 2004. The Company’s other obligations under the settlement agreement are to (a) accept responsibility for the conduct of certain AOL employees with respect to PurchasePro.com transactions; (b) cooperate fully with the DOJ or any other federal criminal law enforcement agency regarding the transactions covered by the settlement; and (c) retain and cooperate with an independent monitor, who will review the effectiveness of AOL’s internal controls, including those related to the accounting for advertising and related transactions.

Under the settlement proposed to the SEC staff by the Company, Time Warner will agree, without admitting or denying the Commission’s allegations, to be enjoined from future violations of certain provisions of the securities laws. Under the proposed settlement:

•	The Company would pay a $300 million penalty, which the SEC staff will request be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	The Company would adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. (“Bertelsmann”) that were improperly recognized or prematurely recognized primarily in the second half of 2000, during 2001 and during 2002. Additionally, the Company would adjust its accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	Consistent with its previous announcement, the Company would adjust its historical accounting for its investment in and consolidation of AOL Europe S.A. (“AOL Europe”); and

•	The Company would also agree to the appointment of an independent examiner, who — within 180 days after starting work — will review whether the Company’s historical accounting for transactions with a limited number of counterparties, principally involving online advertising revenues, was in accordance with generally accepted accounting principles (“GAAP”).

Final settlement is subject to both agreement on final documentation and approval by the SEC Commissioners.

In connection with the proposed settlement with the SEC, the financial results for each of the years ended December 31, 2000 through December 31, 2003 will be restated to adjust the accounting for approximately $489 million in Advertising revenues in the aggregate, including the previously disclosed $400 million with Bertelsmann that the Company will now reflect as a reduction in the purchase price of AOL Europe in 2002, rather than as Advertising revenues during 2001 and 2002. In addition, the Company will adjust its accounting for an additional $20 million of Advertising revenues that were recognized in 2001 but should have been recognized in 2002.

The impact of all of the adjustments will be to reduce the Company’s consolidated Advertising revenues by a total of approximately $489 million over these periods, with corresponding reductions in Operating Income before Depreciation and Amortization, Operating Income and pretax income for that same time period of $46 million, $42 million and $4 million, respectively. The difference between Operating Income before Depreciation and Amortization and Operating Income is approximately $3 million of amortization and approximately $1 million of depreciation.

As noted above, the Company also is restating its results to consolidate AOL Europe in 2000. Previously, the Company began consolidating AOL Europe’s operations in January 2002. The accompanying financial information reflects the impact of the adjustments that will be made in the restatement of the Company’s consolidated financial statements. The impact of restating the aforementioned transactions and the consolidation of AOL Europe beginning in 2000 on the Company’s reported revenues, Operating Income (Loss), Net Income (Loss), cash flow provided (used) by operations, investing activities and financing activities for the years ended December 31, 2002, 2001 and 2000 would be as follows:

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Time Warner	Impact of	Adjusted
	(as reported)	Restatement	Time Warner
	(unaudited)	(unaudited)(a)	(unaudited)
		(in millions)
2002:
Income Statement:
Revenues	$37,314	$(254)	$37,060
Operating Income (Loss) (b)	(38,688)	1,274	(37,414)
Net Income (Loss) (b) (c)	(43,449)	1,479	(41,970)

Cash Flow:
Cash Provided (Used) by Operations	$7,032	$(275)	$6,757
Cash Provided (Used) by Investing Activities	(10,460)	223	(10,237)
Cash Provided by Financing Activities	4,439	—	4,439
Total Change in Cash	1,011	(52)	959

2001:
Income Statement:
Revenues	$33,507	$589	$34,096
Operating Income (Loss)	500	(892)	(392)
Net Loss (c)	(4,221)	(926)	(5,147)

Cash Flow:
Cash Provided (Used) by Operations	$5,281	$(800)	$4,481
Cash Provided (Used) by Investing Activities	(5,257)	108	(5,149)
Cash Provided (Used) by Financing Activities	(1,915)	594	(1,321)
Total Change in Cash	(1,891)	(98)	(1,989)

2000:
Income Statement:
Revenues	$7,605	$515	$8,120
Operating Income (Loss)	1,766	(307)	1,459
Net Income (Loss)	1,121	(254)	867

Cash Flow:
Cash Provided (Used) by Operations	$1,951	$(226)	$1,725
Cash Provided (Used) by Investing Activities	(2,316)	79	(2,237)
Cash Provided by Financing Activities	421	297	718
Total Change in Cash	56	150	206

(a)	The Company is required to consolidate AOL Europe for periods subsequent to the change in AOL Europe’s governance rights in late March 2000. However, for purposes of convenience, and as permitted under the accounting rules, the Company will consolidate AOL Europe retroactive to January 1, 2000 and AOL will begin to recognize 100% of AOL Europe’s losses effective March 31, 2000.

(b)	There is a positive impact on the Operating Loss and Net Loss in 2002 due to a lower goodwill impairment charge at the AOL segment than originally reported. Specifically, the (1) incremental losses assumed by AOL related to the consolidation of AOL Europe beginning in 2000 and (2) the treatment of consideration received on certain other transactions as a reduction of the purchase price of AOL Europe as opposed to Advertising revenues reduce the goodwill recognized in connection with the Company’s purchase of Bertelsmann’s interest in AOL Europe in January 2002. There is a corresponding reduction in the impairment charge recognized thereon in the fourth quarter of 2002.

(c)	Amounts are before discontinued operations and cumulative effect of accounting change.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2003, the results of operations reflect a reduction in the Company’s consolidated revenues and Operating Income of approximately $2 million and $1 million, respectively. There was no impact on the previously reported results of operations for the first three quarters of the year ended December 31, 2004.

As previously addressed, as part of the proposed settlement with the SEC, the Company has agreed to appoint an independent examiner, who — within 180 days after starting work — will review whether the Company’s historical accounting for transactions with a limited number of counterparties, principally involving online advertising revenues, was in accordance with GAAP. Depending on the examiner’s conclusions, a further restatement might be necessary. It is also possible that, so long as there are unresolved issues associated with the Company’s financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

Basis of Presentation

Reclassifications

Certain reclassifications have been made to the prior-year’s financial information to conform to the current-year presentation, including a reclassification impacting the Company’s and the Filmed Entertainment segment’s operating results to reflect a change in how the Company classifies the accretion of discounts on long-term film licensing arrangements. Previously, the Company classified the accretion of discounts on long-term film licensing arrangements within Operating Income. Such accretion is now being classified as a reduction of interest expense, net. The accretion for the three months and year ended December 31, 2003 was $28 million and $110 million, respectively. Such reclassifications did not affect Net Income, Cash Provided by Operations or Free Cash Flow.

Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations, and legal reserves that may be established in connection with the pending securities litigation (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

Note 2: Other Transactions and Items Affecting Comparability

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(millions)
Items that impact operating income:
Restructuring costs	$(52)	$(37)	$(50)	$(109)
Legal reserves related to the government investigations	(10)	—	(510)	—
Asset impairments	—	—	(10)	(318)
Net gain (loss) on disposal of assets	7	(29)	21	14

Impact on operating income	(55)	(66)	(549)	(413)

Items that impact other income (expense), net:
Microsoft Settlement	—	—	—	760
Investment gains	87	19	453	797
Gain on WMG option	50	—	50	—
Loss on investments, net	(5)	(37)	(29)	(204)

Impact on other income, net	132	(18)	474	1,353

Pre-tax impact	77	(84)	(75)	940
Income tax impact	(34)	35	(82)	(394)

After-tax impact	$43	$(49)	$(157)	$546

Restructuring Costs

Restructuring costs consist of charges related to employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months and year ended December 31, 2004, the Company incurred restructuring costs of $52 million and $50 million (which include a $3 million and $5 million reduction, respectively, in restructuring costs reflecting changes in estimates of previously established restructuring accruals), respectively, at the AOL segment. During the three months ended December 31, 2003, the Company incurred restructuring costs of $37 million, comprised of $22 million at the AOL segment and $15 million at the Cable segment. During the year ended December 31, 2003, the Company incurred restructuring costs of $109 million, comprised of $52 million at the AOL segment, $21 million at the Networks segment, $15 million at the Cable segment and $21 million at the Publishing segment. These costs are included in “restructuring costs” in the accompanying consolidated statement of operations.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Legal Reserves Related to the Government Investigations

As previously discussed, during 2004, the Company (a) incurred a $210 million charge in connection with the definitive agreement with the DOJ that resolves the DOJ’s investigation of the Company and (b) established a $300 million reserve in connection with the proposed settlement with the SEC, which the SEC staff will request be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act. The amounts included in the Fair Fund can be used to settle any related shareholder securities litigation. The $210 million DOJ settlement amount consists of a $60 million penalty to the DOJ and the establishment of a $150 million fund that the Company may use to settle any related shareholder securities litigation. The $150 million fund is reflected as restricted cash on the accompanying consolidated balance sheet.

Asset Impairments

Impairment of Goodwill and Intangible Assets
During the year ended December 31, 2003, the Company recorded $219 million of intangible asset impairment charges related to the winter sports teams at the Networks segment and also recorded a $99 million goodwill and intangible asset impairment charge at the Publishing segment related to the Time Warner Book Group. These impairments were recognized as a result of fair value information obtained at the time through negotiations with third parties about the potential disposition of these businesses.

Impairment of Property, Plant and Equipment
During the year ended December 31, 2004, the Company recognized a $10 million impairment charge related to a building held for sale at the AOL segment.

Gain/(loss) on disposal of assets

Sale of Netscape Security Solutions
During the year ended December 31, 2004, the Company recognized a $7 million gain related to the sale of Netscape Security Solutions at the AOL segment.

Sale of AOL Japan
During the year ended December 31, 2004, the Company recognized a $13 million gain at the AOL segment related to the sale of AOL Japan.

Sale of Publishing Building
During the year ended December 31, 2004, the Company recognized an $8 million gain on the sale of a building located in Virginia, which was owned by the Publishing segment.

Sale of Winter Sports Teams
On March 31, 2004, the Company completed the sale of the Turner winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team) and the entity holding the operating rights to Philips Arena, an Atlanta sports and entertainment venue, to Atlanta Spirit LLC (“Atlanta Spirit”). In addition to the $219 million of impairment charges recognized in 2003, the Company recorded an approximate $7 million loss on the closing of the sale in the first quarter of 2004. As of December 31, 2004, Turner owns an approximate 10% interest in Atlanta Spirit and accounts for its interest under the equity method of accounting.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sale of Time Life
During the year ended December 31, 2003, the Company recognized a loss of $29 million related to the sale of Time Life.

Sale of Interest in UK Cinemas
During the second quarter of 2003, the Company recognized a $43 million gain on the sale of its interest in UK cinemas, which had previously been consolidated by the Filmed Entertainment segment.

Microsoft Settlement

During the second quarter of 2003, Microsoft and Time Warner entered into an agreement to settle the then-pending litigation between Microsoft and Netscape for a cash payment of $750 million and agreed to collaborate on long-term digital media initiatives that will accelerate the adoption of digital content (the “Microsoft Settlement”). As part of the settlement, the Company recognized a gain of approximately $760 million.

Investment Gains

During the three months ended December 31, 2004, the Company recognized $87 million of investment related gains, including a $44 million gain related to the sale of the Company’s investment in Gateway. For the year ended December 31, 2004, the Company recognized $453 million of investment related gains, including a $44 million gain from the sale of the Company’s investment in Gateway, a $188 million gain related to the sale of a portion of the Company’s interest in Google and a $113 million gain related to the sale of the Company’s interest in VIVA and VIVA Plus. During the three months ended December 31, 2003, the Company recognized $19 million of investment related gains. For the year ended December 31, 2003, the Company recognized $797 million of investment related gains, including a $513 million gain from the sale of the Company’s interest in Comedy Central, a $52 million gain from the sale of the Company’s interest in chinadotcom, a $50 million gain from the sale of the Company’s interest in Hughes Electronics Corp. and gains of $66 million on the sale of the Company’s equity interest in international cinemas.

Further, in relation to Google, in May 2004, America Online exercised a warrant for approximately $22 million and received approximately 7.4 million shares of Series D Preferred Stock of Google Inc. Each of these shares converted automatically into shares of Google’s Class B Common Stock immediately prior to the closing of Google’s initial public offering on August 24, 2004. In connection with this offering, America Online converted 2,355,559 shares of its Google Class B Common Stock into an equal number of shares of Google’s Class A Common Stock. Such Class A shares were sold in the offering for $195 million, net of the underwriters’ discounts and commissions, resulting in a gain of approximately $188 million. Following this transaction, America Online holds 5,081,893 shares of Google’s Class B Common Stock. Transfers of these shares are subject to applicable securities laws requiring that sales be made either pursuant to a registration statement or under exemptions from registration.

The Company does not consider its remaining interest in Google to be a strategic investment. As of December 31, 2004, the shares are recorded on the Company’s consolidated balance sheet (classified as available-for-sale securities) at their fair value of approximately $980 million. There is a corresponding unrealized gain of approximately $579 million, net of deferred taxes of approximately $386 million, reflected in shareholders equity. The fair value of the investment is calculated based on Google’s stock price ($192.79 at December 31, 2004) times the number of Google shares owned by the Company.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gain on WMG Option

For the year ended December 31, 2004, the Company recorded a $50 million fair value adjustment related to the Company’s option in WMG. See Note 4.

Loss on Investments, net

For the three months and year ended December 31, 2004, non-cash charges to reflect other-than-temporary declines in the Company’s investments were $5 million and $29 million, respectively. This amount reflects $3 million and $15 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value and $2 million and $14 million of losses, respectively, related to market fluctuations in equity derivative instruments.

For the three months and year ended December 31, 2003, non-cash charges to reflect other-than-temporary declines in the Company’s investments were $37 million and $204 million, respectively. These amounts were comprised of $29 million and $212 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value offset by $8 million of losses and $8 million of income, respectively, to reflect market fluctuations in equity derivative instruments. Included in the second quarter 2003 charge was a writedown of $77 million of the Company’s equity interest in AOL Japan and a $71 million writedown of the Company’s equity interest in NTV-Germany.

Note 3: Intersegment Transactions

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

➢	The Filmed Entertainment segment generating Content revenue by licensing television and theatrical programming to the Networks segment;

➢	The Networks segment generating Subscription revenue by selling cable network programming to the Cable segment;

➢	The Cable segment recognizing Subscription revenue by offering the AOL service to its subscribers;

➢	The AOL, Cable, Networks and Publishing segments generating Advertising revenue by cross-promoting the products and services of all Time Warner segments; and

➢	The AOL segment generating Other revenue by providing the Cable segment’s customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner) are eliminated in arriving at segment performance and therefore do not themselves impact segment results.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(millions)
Intersegment Revenues
AOL	$14	$18	$59	$102
Cable	17	15	54	69
Filmed Entertainment	264	222	757	816
Networks	159	158	602	605
Publishing	27	21	87	76

Total intersegment revenues	$481	$434	$1,559	$1,668

Note 4: Sale of Music Segment

With the closing of the Warner Music Group (“WMG”) recorded music and music publishing transaction in the first quarter of 2004, the Company has disposed of its Music operations. Accordingly, the Company has presented the results of operations and financial condition of the Music segment as discontinued operations for all periods presented.

Financial data of the Music operations, included in discontinued operations for the three months and year ended December 31, 2004 and 2003, is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(millions)
Total revenues	$—	$1,813	$780	$4,312
Pre-tax income (loss)	7	(515)	(2)	(567)
Income tax (expense) benefit	(1)	49	123	72
Net income (loss)	6	(466)	121	(495)

The 2004 income/charges recorded relate primarily to adjustments to the initial estimates of the assets sold to, and liabilities assumed by, the acquirors in such transactions and to the resolution of various tax matters surrounding the music business dispositions.

As of December 31, 2004, there are $89 million of liabilities associated with the former Music operations. The liabilities are principally related to severance and pension obligations to former employees of the Music segment, which were retained by Time Warner.

In connection with the sale of WMG, the Company received an option to reacquire a minority interest in WMG. During 2004, the Company recognized a $50 million gain related to an increase in fair value of this option.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5: Cable Capital Expenditures and Subscriber Statistics

Capital Expenditures

The Cable segment’s capital expenditures from continuing operations are comprised of the following categories:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(millions)
Customer premise equipment	$185	$183	$719	$715
Scaleable infrastructure	95	71	205	173
Line extensions	73	69	239	214
Upgrade/rebuild	47	45	139	175
Support capital	185	137	410	360

Total capital expenditures	$585	$505	$1,712	$1,637

Cable Subscriber Statistics

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 1.4% to 11.557 million as of December 31, 2004 compared to 11.394 million as of December 31, 2003. Revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 7.3% to 19.996 million (including 2.926 million subscribers of unconsolidated investees, which are managed by the Company) as of December 31, 2004 compared to 18.634 million (including 2.725 million subscribers of unconsolidated investees, which are managed by the Company) as of December 31, 2003. The Company’s subscriber amounts include all subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.

Note 6: Internet Sales Taxes

During the fourth quarter of 2004, AOL reversed a liability of approximately $56 million for certain state sales taxes related to the November 2003 expiration of the federal moratorium on Internet sales taxes. This liability had previously been accrued during the period from November 2003 through September 30, 2004 ($47 million of which was accrued for previously in 2004). In the fourth quarter of 2004, the US government enacted the Internet Tax Nondiscrimination Act that retroactively reinstated the federal moratorium on Internet sales taxes to November 2003 and extended the federal moratorium on Internet sales taxes through 2007. As a result of the retroactive nature of the legislation, AOL was relieved of the sales tax exposures for which it had previously accrued.